UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

UNIVERSAL TECHNICAL INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona	85027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 445-9500

Not applicable.
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced departure of the former Chief Financial Officer, Treasurer and Assistant Secretary, Ms. Jennifer Haslip, from Universal Technical Institute, Inc., a Delaware corporation (the “Company”), Ms. Haslip and the Company executed a Transition and Separation Agreement (the “Agreement”), on March 17, 2008. The Agreement replaces and supersedes the previous Employment and Non-Interference Agreement between the Company and Ms. Haslip which was dated November 30, 2003 (the “Previous Agreement”). The Agreement provides for a separation date of March 31, 2008 (the “Separation Date”) and provides for certain additional releases and consideration from Ms. Haslip which were not included in the Previous Agreement. A summary of the payments to be made by the Company pursuant to the Agreement appears below.

Payments after Separation

The Company has agreed to make the following payments to Ms. Haslip following her separation, conditional upon the releases becoming effective:

•
Consistent with the Prior Agreement, 18 months severance which totals $390,000, less applicable tax withholdings, and will be paid in 39 bi-weekly payments pursuant to the Company’s normal payroll practices;

•	The equivalent of medical, dental and Execucare benefits for a period of 18 months following the Separation Date, which totals $28,686 and will be paid in two equal installments;

•	Twelve months of outplacement services, which equals Twelve Thousand dollars $12,000 and will be paid as a one-time payment; and

•	Reimbursement for certain attorneys’ fees incurred by Ms. Haslip in connection with the Agreement, which equals $10,000.

In addition, if the Company’s Board of Directors approves a bonus as payable to all then current employees for fiscal year 2008, Ms. Haslip will be entitled to an annual bonus for fiscal year 2008, pro-rated based on her departure as of the Separation Date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition and Separation Agreement, dated March 17, 2008, between Registrant and Jennifer L. Haslip.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.
Date: March 20, 2008	By: /s/ Chad A. Freed

Name: Chad A. Freed Title: Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition and Separation Agreement, dated March 17, 2008, between Registrant and Jennifer L. Haslip.